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                                                                    EXHIBIT 23.1


                        CONSENT OF INDEPENDENT AUDITORS


The Board of Directors and
Shareholders of
Santa Barbara Restaurant Group, Inc.:

     We consent to incorporation by reference in the Registration Statement (No. 333-64191) on Form S-8 of Santa Barbara Restaurant Group, Inc. of our report dated February 18, 1999, except for Note 18 which is as of March 30, 1999, relating to the consolidated balance sheet of Santa Barbara Restaurant Group, Inc. and subsidiaries as of December 31, 1998 and the related consolidated statements of operations, shareholders' equity and cash flows and related financial statement schedule for the year ended December 31, 1998 which report appears in the December 31, 1998 annual report on Form 10-K of Santa Barbara Restaurant Group, Inc.


/s/ KPMG LLP


Orange County, California
March 31, 1999